EXHIBIT 10(e)(23)

Executive Long-Term

Incentive Program Grant (Officers)

Award Summary

«First Name» «Last Name»

Date of agreement and award:	<<Grant Date>>

Approved Value:	<<Approved Value>>

Performance Shares

Number of Performance Shares:	<<# Performance Shares>>

Vesting Date of All Performance Shares Earned:	<<3 yrs. from grant date>>

Performance Shares Earned if Annual Target Performance is Achieved:	1/3 of grant on: <<one, two and three yrs. from grant date>>

Performance Shares Earned if Three-Year Cumulative Performance between Threshold and Maximum is Achieved:	25% – 150% of grant (net of shares earned for Annual Achievement) on <<3 yrs. from grant date>>

Automatic Deferral: If the deduction for delivery of shares would be limited by section 162(m) of the Internal Revenue Code (“Code”), shares will automatically be deferred until the Committee reasonably believes that the deduction will no longer be limited by section 162(m), unless otherwise required or permitted under Code section 409A. Notwithstanding the above, in no event shall shares of Common Stock be delivered prior to the Vesting Date set forth above.

*	Subject to the terms and conditions described in the Omnibus Agreement – 2010: PIP;ELTIP;PSs

*	Performance measures which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance shall be determined by the Committee in its sole discretion.

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